UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 14, 2014

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On August 14, 2014, we sold certain securities to Castleton Commodities Opportunities Master Fund, L.P., including 860,000 restricted shares of common stock at a purchase price of $3.50 per share and (ii) five year warrants to purchase: (a) 700,000 shares of common stock at an exercise price of $4.50 per share, and (b) 700,000 shares of common stock at an exercise price of $7.00 per share, all under the terms and conditions contained in a Securities Purchase Agreement and warrant agreement.  We received total consideration of $3,010,000 for the 860,000 shares of common stock and the 1,400,000 warrants.  Additionally, the Securities Purchase Agreement provides “piggyback” registration rights for the shares of stock sold and shares of stock underlying the warrants sold.

The securities in the offering were issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities was issued to a single purchaser; (iii) there were no public solicitations; (iv) the purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities issued.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Securities Purchase Agreement dated August 14, 2014

4.1	Five Year Purchase Warrant dated August 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: August 19, 2014	By: /s/ John Brda
John Brda
President